Hikmet Ersek Austrian Employment Contract
9 November 2009

Exhibit 10.36
EXHIBIT 1
Expatriate Letter Agreement
SUBJECT TO THE APPROVAL OF THE BOARD OF DIRECTORS OF THE WESTERN UNION COMPANY
9 November 2009
Mr. Hikmet Ersek
Rosenweg 4/Julius Bergerstr.
1170 Vienna
Dear Hikmet:
This Letter Agreement will serve to confirm our mutual understanding of the terms and conditions applicable to your assignment as Chief Operating Officer of The Western Union Company, effective January 1, 2010. In this role you will be reporting to Christina Gold (“Chief Executive Officer”). The position will be initially located in Englewood, Colorado, U.S.A. (the “Host Country”) and will be subject to your obtaining and maintaining the required Host Country entry documents or visas and your acceptance of the terms and conditions outlined in this Letter Agreement. The duration of your assignment will not exceed 24 months (unless the parties mutually agree to extend this assignment). This assignment may be shorter in duration under certain circumstances. Your home city and country are Vienna, Austria (the “Home Country”) and you will remain employed by Western Union Financial Services Gmbh (“the Austrian Company”) during the term of this assignment, unless you, The Western Union Company and the Austrian Company mutually agree otherwise (hereinafter The Western Union Company and the Austrian Company are referred to collectively as the “Company” unless specifically designated). This assignment is subject to your execution of the employment agreement with the Austrian Company to which this Letter Agreement is attached as Exhibit 1 (the “Employment Agreement”).

The terms and conditions of this Letter Agreement, which forms a part of the Employment Agreement during the term of the Letter Agreement, are subject to the approval of the Board of Directors of The Western Union Company (the “Board) and/or the Compensation and Benefits Committee of the Board (the “Compensation Committee”). In the event the Board approves your appointment to the position of Chief Executive Officer of The Western Union Company and you accept such position, you agree that this assignment shall immediately end, that you will give notice of immediate termination of the Employment Agreement with the Austrian Company, and that you will become employed by Western Union, LLC (or another U.S. subsidiary of The Western Union Company) and be based in the U.S. The terms and conditions of any such employment will be determined at a later date.

In your role as Chief Operating Officer, and in consultation with and subject to the approval of the Chief Executive Officer, you will have the right to create an organizational structure for The Western Union Company and its

Hikmet Ersek Austrian Employment Contract
9 November 2009

Affiliates reflecting the geography and product evolution of the business, including the appointment of business leaders in key geographical regions and for key product roles. Additionally, the Board and the Chief Executive Officer will consider when the title of “President” of The Western Union Company may be offered to you. In addition, on or about May 2010 and December 2010, you will have formal reviews with the Board, during which the Board will provide you with its appraisal of your performance and potential as a candidate for the position of Chief Executive Officer and you will have the opportunity to discuss your level of interest in such position.

The terms and conditions in this Letter Agreement, including your assignment as Chief Operating Officer, will be in effect for this assignment only. Your expatriate assignment will generally be subject to the terms of the Expatriate Policy (the “Expatriate Policy”), but if there is any conflict between the terms of the Expatriate Policy and this Letter Agreement, the terms of this Letter Agreement will govern.

1.	Compensation:
A.	Base Salary: Your base compensation is described in Section 2.1 of the Employment Agreement.

B.	Incentive Bonus: Your annual cash incentive bonus opportunity is described in Section 3 of the Employment Agreement.
2.	Benefits:
A.	Insurance Plans and Retirement Benefits: Except to the extent you are no longer eligible for certain benefits offered to the employees of the Austrian Company as a result of this assignment, you will be eligible to participate in the Austrian Company’s retirement, health and welfare benefits under the terms and conditions applicable to similarly situated employees in Austria, In addition, with respect to medical, dental and vision benefits coverage during your assignment, you will be enrolled in the Aetna Global Benefits program. Western Union’s International Benefits team will assist you in enrollment and answer any questions you may have regarding the program. Once enrolled you will have access to the Aetna Global Benefits online Member Service’s Center. This online resource offers a wide range of automated tools and information designed to help you use and understand your global benefits. You will soon receive a welcome letter and package which will contain your username and password. Your Aetna Global Benefits plan administrator contact, Karen Thompson, can be contacted at +1.720.332.5354 or at Karen.thompson@westernunion.com.

B.	Work Schedules/Holidays/Vacation: Your work schedule, holidays, vacation and other leave benefits are described in Sections 6 and 7 of the Employment Agreement; provided that you will observe the work schedule in effect at your place of assignment and will accrue vacation based on the Expatriate Policy (the greater of your Austria vacation schedule or four weeks). Unused annual vacation leave accrued in Austria prior to your departure to the Host Country will be carried forward with you to this assignment. Holidays will be

Hikmet Ersek Austrian Employment Contract
9 November 2009

observed in accordance with Western Union business practices in the USA or Austria, depending upon your working location as of the date of the holiday.
3.	Relocation Benefits:

You will be eligible for relocation benefits during the term of your assignment as outlined below, provided that you are performing services in accordance with this assignment or as otherwise directed by the Company on the date the relocation benefit or payment is scheduled to be made. Upon receipt of your signed acceptance of this Letter Agreement, Weichert Relocation Resources, Inc. (WRRI), Western Union’s designated relocation company, will contact you to begin administering the relocation program. Amounts included below may constitute taxable income to you, however they will be provided to you on a net basis, (ie., will be grossed-up for any applicable taxes by the Company), but generally will not be taken into account as “compensation” for purposes of other Company benefit plans. You should take no action relating to your relocation until you have been contacted by your Relocation Specialist.
A.	Miscellaneous Relocation Allowance: In accordance with the terms of the Expatriate Policy, you will receive a one-time Miscellaneous Relocation Allowance net payment equal to 1/24th of your annual base salary, to be paid immediately prior to your departure.

B.	Work Permits/Visas: If legal work authorization is required, it must be granted before you depart for the Host Country. WRRI will coordinate assistance for you to obtain the proper visas/work permits for you and your family. To the extent that you pay any visas, passport, and/or immigration expenses personally, you will be reimbursed.

C.	Present Housing Arrangements: Should you choose to keep your present home, you will be paid a monthly amount of €300 to cover incidental expenditures related to its maintenance and upkeep (no receipts required). If you rent/lease a residence in your Home Country at the time you are offered and accept this expatriate assignment, the Company will pay the costs associated with the ‘early termination’ of your current lease agreement.

D.	House Hunting Trips/Family Visits: The Company will pay for a maximum of three trips for your spouse and your dependent children to visit you prior to the time at which your family joins you in the U.S. (which, unless the Company and you mutually agree otherwise, will be no later than September of 2010), any of which trips may be used for house hunting purposes. The Company will pay the reasonable costs associated with these trips, including reasonable airfare (based upon Western Union’s Travel Policy), lodging and meals, and car rental.

Hikmet Ersek Austrian Employment Contract
9 November 2009

E.	Shipment and Storage of Household Goods/Personal Effects: WRRI will be authorized to assist with the move of your household belongings to your new location. To expedite delivery of your goods, you will be entitled to an air shipment of up to 500 pounds (not to exceed 80 cubic feet) for items you need immediately at your new location. The remainder will be shipped via surface transportation. Your surface shipment allowance will be 10,000 pounds. When necessary, the Company will pay for storage and insurance for the remainder of your household goods during the time of your expatriate assignment. The cost of Company-paid storage will be for reasonable and customary household and personal goods. In no event will excess food supplies, firewood, building supplies, farm machinery, cars, vans, boats, trailers, or airplanes be stored at the Company expense. Responsibility for costs of storing items not listed here will be determined on a case-by-case basis, at the Company’s discretion. Return to your Home Country is subject to the terms of the Western Union Expatriate Policy.

F.	Automobile Shipment/Sale: As noted under “Automobile” below, you will remain entitled to a company car in Austria (or alternatively a car allowance) in accordance with the Austrian Car Policy, and in addition the Company will provide you with an automobile for your use in the Host Country. However, because the Company will not pay for shipment or storage of your personal car(s), you will need to make arrangements to sell your personal car(s) or leave it/them with someone while you and your family are in the U.S. Should you incur a forced sale loss on your car, the Company will partially reimburse you for this loss. The amount eligible for reimbursement will be the difference between the sales price of the car and the average of the retail and trade-in values for the make and model of your car (based on published local data), up to a maximum of $2,500 USD per car (with a maximum of two cars being subject to this forced sale loss reimbursement). You must, however, secure more than one bid for your car and reimbursement will be based on the highest bid. If you choose to sell to a family member, you must secure bids from two dealers or private parties who are not members of your family as a basis for the forced sale loss reimbursement calculation. If the car is leased at the time you accept this assignment and you are assessed a penalty for early lease cancellation, the Company will reimburse for this cost.

G.	Household Pets: If you choose to take your pets with you on assignment (dogs and cats only), the Company will pay for the cost of transporting up to two pets from your Home Country to your Host Country. Coordination, compliance with applicable laws, and costs other than transportation are your responsibility. Your Host Country has very stringent animal quarantine regulations and a further quarantine period may be required for pets returning home from a foreign country upon your relocation to your Home Country.

H.	Transportation to the Host Country: The Company will reimburse the cost of a one-way first class ticket from the original location to the new location for you and your immediate family members. You will be reimbursed by submitting an expense report to WRRI. This process will be explained in your consultation call

Hikmet Ersek Austrian Employment Contract
9 November 2009

with WRRI, which will take place shortly after your acceptance and signature of this Letter Agreement. Return to your home country is subject to the terms of the Western Union Expatriate Policy.

I.	Travel to Home Country/Home Leave: Prior to the time at which your family joins you in the U.S. (which, unless the Company and you mutually agree otherwise, will be no later than September of 2010), you will be permitted to make trips to and work from Austria, as agreed with the Chief Executive Officer. After your family joins you in the U.S., the Company will pay the round trip first class airfare for you and your family to visit Europe two times during each twelve-month period. Any days absent from work for specified home leave will count as vacation days. If you have dependent children attending a college or university outside the Host Country, the Company will pay for two roundtrips each year between the Host Country and the airport serving the college or university, in place of and not in addition to the home leave trip.

J.	Temporary Living Expenses: The Company will reimburse you for reasonable temporary living expenses while your goods are in transit for up to a total of 45 days after you are required to vacate your regular Austrian residence and/or upon arrival in the U.S.

K.	Destination Services: WRRI will coordinate with a Company designated vendor to assist you with house hunting and information/femiliarization in the host location. The Company will pay up to the local equivalent of $5,000 USD in agency fees.

L.	Housing Allowance: The Company will provide assistance to you in locating residential accommodations in the Denver, Colorado metropolitan area. The cost for your housing and utilities will be paid in full during the term of your assignment.

M.	Automobile: You will remain entitled to a company car in Austria, or alternatively a car allowance, in accordance with the Austrian Car Policy, as amended from time to time. In addition, the Company will provide you with one automobile deemed appropriate for your use in the Host Country. Insurance, maintenance, fuel, taxes, and registration costs for this vehicle and any costs you incur in obtaining a local driver’s license will be borne by the Company. If any Company-provided automobile is considered taxable income to you, it will not be taken into account as “compensation” for purposes of other Company benefit plans.

N.	Education: The Company will pay the cost of private primary/secondary schooling at local Host Country international schools for your dependent children (the costs of colleges or universities for your dependent children are not included).

Hikmet Ersek Austrian Employment Contract
9 November 2009

4.	Tax Reimbursement/Tax Services:

During your expatriate assignment, you will continue to be responsible for payment of applicable Austrian taxes. You will also be subject to U.S. income taxes on the income you earn while on assignment. The Western Union Tax Equalization Policy is intended to leave you in a net after-tax position substantially equivalent to what you would experience if you were subject only to Austrian taxes during this period.

The process of calculating and withholding your income tax responsibility requires the Company to estimate your hypothetical Austrian income tax liability, based on your total Austrian taxable income earned during the year for services provided to the Company (which includes base salary, bonus, mobility allowances, stock option exercises and other long-term incentive award proceeds). This hypothetical tax liability will be withheld from your pay in lieu of Austrian actual taxes and will reduce your take-home pay ratably throughout the year. Actual withholding for Austrian social insurance contributions and other employment taxes will also continue during your expatriate assignment. To clarify the foregoing, the Company will be responsible for making any actual home and host country income taxes incurred on your compensation during the length of your assignment. Pursuant to the Western Union Tax Equalization Policy, your tax responsibility for compensation that you would have received without regard to this assignment (such as base salary, bonus, and the proceeds from long-term incentive awards), should be substantially equivalent to the liability you would have incurred on this income had you remained in Austria. Therefore, for example, if you exercise stock options during the assignment, your tax liability as a result of such exercise will be similar to what your Austrian tax liability would have been had you exercised the stock options in Austria.

PricewaterhouseCoopers will assist in the filing of your Austrian and U.S. Federal and state income tax returns. When your actual Austrian tax returns are completed, PricewaterhouseCoopers will calculate your final theoretical Austrian tax liability. This amount will be similar to the hypothetical tax previously withheld, but will be revised to incorporate facts and amounts as reported in your actual Austrian income tax returns. This theoretical tax amount for the year involved is the amount you are responsible to pay. If the hypothetical tax amount previously withheld exceeds this amount, you will be refunded the excess. If the hypothetical tax amount withheld is insufficient to cover this liability, you will be responsible to pay the difference to the Company. The Company will be responsible for payment of actual Austrian and U.S. Federal and state income taxes over and above your final theoretical Austrian tax liability as calculated by PricewaterhouseCoopers. Remittance of actual tax amounts to either or both U.S. and Austrian tax authorities will be coordinated by the Company and PricewaterhouseCoopers.

If your employment terminates for any reason during your expatriate assignment, tax equalization will end as of the date of termination and the theoretical Austrian tax will be calculated based as if you repatriated on the date of termination.

Hikmet Ersek Austrian Employment Contract
9 November 2009

In no event shall the payments referenced in this paragraph 5 be made later than the deadline specified in the Western Union Tax Equalization Policy.

PricewaterhouseCoopers services are limited to tax advice directly related to your assignment and do not extend to personal tax advice or financial planning.

5.	Processing and Use of Employee Information:

By executing this Agreement, you agree and explicitly and unambiguously consent that for employment and management purposes, your personal data will be collected, processed, used, stored, maintained, and transferred between the Austrian Company and The Western Union Company, its subsidiaries, Affiliates, parent, and third party service providers, according to business requirements, including in electronic form, expressly authorizing the transfer of your personal data to the same companies. Your employee data will be kept secure and confidential in accordance with Company policy and national legislation. The Company will regularly update your data with your assistance and as you request. You will retain the right of access to your data and the right to have incorrect data corrected. The data provided will not be used for any marketing purposes. By executing this Agreement, you explicitly consent to the Company’s collection, retention, and transmittal of your personal data outside of Austria, for all valid and appropriate purposes related to your employment.

6.	Code of Conduct; and Compliance with Laws

You agree that you are bound by the provisions of the Western Union Code of Conduct and other rules, regulations and policies, as the Code of Conduct, rules, regulations and policies may be amended from time to time.

You also agree to perform all aspects of your job in accordance with all applicable laws, regulations and other rules having the force in law, including those of Austria and the U.S., to strictly follow all workplace safety rules, to protect the property of the Company, to maintain the highest standards of personal and professional ethics, to actively participate in training arranged by the Company, and to continue to develop and improve your professional skills.

7.	Term and Termination

This assignment will be for a period of 24 months and will expire automatically at the end of such period without notice unless (i) terminated earlier pursuant to this Section, or (ii) terminated earlier as a result of termination of the Employment Agreement (see its Section 15), or (iii) it is agreed between you and the Company that the assignment is extended in writing.

The Company shall have the right, at any time during the assignment, to terminate this assignment (without simultaneous termination of the Employment Agreement) with one month’s prior notice. If you wish to terminate

Hikmet Ersek Austrian Employment Contract
9 November 2009

this assignment prior to its expiration, provided that you consult in advance with the Company, you may terminate this assignment (without simultaneous termination of the Employment Agreement) with one month’s prior notice. If you voluntarily terminate this assignment on or before December 31, 2010 (unless you have been approved for and accepted the position of Chief Executive Officer of The Western Union Company or have become eligible for the termination payments described below), you will be required to repay a prorated portion of the relocation and tax equalization benefits you have received pursuant to Sections 3 and 4 of this Letter Agreement, based on the number of days between the beginning and end date of this assignment. If your employment with the Company is terminated as well, you acknowledge that such termination of employment will require the immediate settlement of all outstanding tax, travel and other advances in relation to the present assignment. If you are living in Company-paid leased housing, you agree to vacate the housing within 30 days of your termination of employment.

If (1) on or before the expiration of the term of this assignment (or any extension hereof) you are notified that you will not be considered a candidate for the position of Chief Executive Officer of The Western Union Company, and you elect, within 30 calendar days of such notification, to terminate your employment pursuant to Section 15 of the Employment Agreement, or (2) during or upon the expiration of the term of this assignment (or any extension hereof) you are offered the position of Chief Executive Officer of The Western Union Company and, after consultation with the Board, you decline to accept such offer and elect, within 30 calendar days of the date you decline such offer, to terminate your employment pursuant to Section 15 of the Employment Agreement, you will be eligible to receive the benefits provided under The Western Union Company Severance/Change in Control Policy (Executive Committee Level) (the “Severance Policy”) as then in effect as if your employment had terminated for an eligible reason under the Severance Policy (other than benefits that would apply only in the event of a “Change in Control” as defined in the Severance Policy) (the “Termination Pay”). The Termination Pay shall be reduced by any other severance, termination, or similar benefits payable to you by the Company, including, but not limited to, any amounts payable under the Employment Agreement, the Severance Policy, or statutory severance benefits or payments made on account of notice periods during which you are released from further duties as provided pursuant to the law of any country or political subdivision thereof. The Termination Pay will be paid in 24 substantially equal monthly installments and shall be paid in full no later than 24 months after the termination of employment with the Austrian Company, subject to the requirements of Section 409A of the Internal Revenue Code of 1986, if applicable to you. The Board of Directors of The Western Union Company and/or the Compensation Committee, may, in their absolute discretion, agree to accelerate the vesting of certain outstanding Long-Term Incentive Plan awards held by you and/or to provide additional benefits to you in the event this paragraph applies. In order to receive the Termination Pay, you must timely sign an Agreement and Release (in a form satisfactory to the Company) which will include restrictive covenants and a comprehensive release of all claims. Under the Agreement and Release, you must agree not to solicit business similar to any business offered by (he Company from any Company customer, not to advise any entity to cancel or limit its business with the Company, not to recruit, solicit, or encourage any employee to leave their employment with the Company, not to perform the same or substantially

Hikmet Ersek Austrian Employment Contract
9 November 2009

the same functions or job duties that you performed for the Company for any business enterprise engaging in activities that compete with the business activities of the Company, not to disclose any of Company’s trade secrets or confidential information, and not to disparage the Company or its employees in any way. These obligations are in addition to the restrictive covenants and undertakings in the Employment Agreement and to any other non-solicitation, noncompete, nondisclosure, or confidentiality agreements that you may have executed while employed by Company. In addition, the payment of the Termination Pay will always be conditional upon your full compliance with any restrictive covenants and undertakings in the Employment Agreement applying to the post-contract period, and you acknowledge that they can be recouped if such covenants or undertakings are violated. In the event this paragraph applies, you will be repatriated back to Vienna, Austria in accordance with the terms of the Expatriate Policy.

The Company will notify you on or before the expiration of this assignment (or any extension hereof) whether you will be considered a candidate for the position of Chief Executive Officer of The Western Union Company; provided, however, that the Company will have no obligation to provide such notification to you if (1) you have elected to terminate this assignment prior to its expiration pursuant to the second paragraph of this Section 7, or (2) the Company has terminated this assignment on account of your termination of employment for “Cause” as defined in the Severance Policy. In no case will you be eligible for the Termination Pay if your employment is terminated for “Cause” as defined in the Severance Policy.

8.	Successors to the Company

The terms of this Letter Agreement shall inure to the benefit of any successors or assigns of the Company, and your obligations apply equally to the Company and its successors or assigns.

9.	Severability, and Governing Law

In the event any provision of this Letter Agreement is deemed unenforceable, you agree that a court of competent jurisdiction shall have jurisdiction to reform such provision to the extent necessary to cause it to be enforceable to the maximum extent permitted by law. The provisions in this Letter Agreement are severable, and if any provision is determined to be prohibited or unenforceable in any jurisdiction, the remaining provisions shall nevertheless be binding and enforceable. The execution, interpretation and enforcement of this Letter Agreement and the respective rights and obligations of the parties shall be governed and construed in accordance with the laws of Austria. Both parties shall submit to the exclusive jurisdiction of the Austrian courts in the event of a dispute relating to this Agreement.

10.	Amendments

Any modifications to the terms of this Letter Agreement must be memorialized in writing and signed by both you, the Austrian Company and the Western Union Company.

Hikmet Ersek Austrian Employment Contract
9 November 2009

11.	Other Agreements

You acknowledge that this Letter Agreement during its term is made a part of your Employment Agreement between you and Western Union Financial Services GmbH, effective January 1, 2010.

12.	Paragraph Headings

The paragraph headings in this Letter Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

13.	Special 409A Provisions

This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to you pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible. To the extent any amounts under this Agreement are payable by reference to your “termination of employment,” such term shall be deemed to refer to your “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if you are a “specified employee,” as defined in Section 409A of the Code, as of the date of your separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon your separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of your separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of your death. Any reimbursement or advancement payable to you pursuant to this Agreement shall be conditioned on the submission by you of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to you as soon as administratively possible following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which you incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

14.	Counterparts

This Letter Agreement may be executed in any number of counterparts, which shall together constitute one agreement. Any party may enter into this Letter Agreement by signing any such counterpart, but this Letter Agreement shall not be effective until each party has executed at least one counterpart.

Hikmet Ersek Austrian Employment Contract
9 November 2009

We will provide you a copy of the Expatriate Policy under separate cover. If you have any questions regarding the information in that Policy, please call Eileen Gibson at (636) 866-0701.
Your assignment counselor at WRRI is also available to answer any questions that you may have regarding your relocation. You will be contacted by WRRI shortly, but for your reference or should you have any immediate questions, Patrick McCluskey will be your point of contact. He can be reached at +1.973.397.3919 or pmccluskey@wrri.com
Sincerely,
Western Union Financial Services GmbH

/s/ Tim Keane Tim Keane	Date: 9 November 2009
represented by its sole shareholder,
Western Union Processing Limited

The Western Union Company

/s/ Grover Wray Grover Wray

Date: 9 November 2009
I hereby agree and accept this assignment under the terms and conditions set forth in this Letter Agreement and the Company’s policies as described in the Expatriate Policy, a copy of which I have received, read, and understand.
/s/ Hikmet Ersek
Hikmet Ersek
Date: 9 November 2009
A signed copy of this document (PDF or paper copy) should be sent to Western Union Global Mobility Department c/o M21B12 or for relocation services to be initiated.